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                                                                    Exhibit 99.1


[BARRISTER LOGO]                                                COMPANY CONTACT:
                                                             Russell J. Matuszak
                                                                    716-845-5010
                                                            Rmatus@barrister.com
                                                            --------------------
                                         Barrister Global Services Network, Inc.


                   BARRISTER GLOBAL SERVICES NETWORK ANNOUNCES
                          APPOINTMENT OF NEW PRESIDENT

BUFFALO, N.Y. - September 2, 2003 - Barrister Global Services Network, Inc. ("Barrister"), a premium provider of multi-vendor IT services, today announced the appointment of John S. Bowers, III as President. Bowers succeeds William O. Bray, who has left to pursue other interests, and will immediately assume the duties and responsibilities of operations effective today. Henry P. Semmelhack will continue to serve as Chairman of the Board.

Bowers joined Barrister in July 2002 and brings strong entrepreneurial experience to the executive team. As former Co-Founder and CEO of Advantage Innovation, Inc., Bowers has a proven track record of rapidly increasing shareholder value in start-up companies and managing efficient service delivery operations. He recently held the positions of Senior Vice President and Chief Operating Officer of Barrister, as well as President of Barrister Advantage Services LLC.

While at Advantage Innovation, Bowers directed the business in its entirety, delivering strong revenue and profitability growth, while attaining the highest level of customer satisfaction. He will continue to provide entrepreneurial leadership at Barrister, driving revenues, profitability and shareholder value creation.

"John Bowers has demonstrated his capabilities with the Company and has effectively reduced the cost of our service delivery," stated Henry P. Semmelhack, Barrister's Chairman. "With his leadership we expect improved performance for the Company."

About Barrister Global Services Network, Inc.

Barrister Global Services Network, Inc. is a provider of multi-vendor IT services, delivering superior resolution to client/server hardware challenges. Barrister's services range from warranty and non-warranty equipment maintenance to managed help desk to per incident hardware repair and technology deployment projects, as well as new POS and kiosk services for retailers. The Company manages a vast network of service partners - with over 15,000 certified technicians, serving more than 19,200 locations throughout the U.S., Canada, Mexico and Puerto Rico. Barrister is headquartered in Buffalo, New York. For more information, please visit www.barrister.com, send an e-mail to info@barrister.com or call toll free 866-565-2476.

This press release contains "forward-looking statements", within the meaning of the Private Security Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the industry, markets and economic environment in which the Company operates. Such statements involve risks and uncertainties that could cause actual results to differ materially from the results discussed in these statements. These risks are detailed in the Company's periodic reports filed with the Securities and Exchange Commission. *Barrister Global Services Network is a trademark, tradename and service mark, and Barrister is a registered trademark and service mark of Barrister Global Services Network, Inc.

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